Exhibit 5.1
February 11, 2025
Perimeter Solutions, Inc.,
8000 Maryland Ave., Suite 350,
Clayton, Missouri 63105
Ladies and Gentlemen:
We refer to Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form S-8 (Registration No. 333-262127) (the “Registration Statement”), previously filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the common stock, par value $0.0001 per share (the “Shares”), of Perimeter Solutions, Inc., a Delaware corporation (the “Company”), to be issued from time to time pursuant to the Perimeter Solutions, SA 2021 Equity Incentive Plan (the “Plan”). The Company is filing the Amendment to expressly adopt the Registration Statement as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and to reflect the Company’s change in jurisdiction of incorporation to the State of Delaware.
For purposes of this opinion letter, we have examined, considered and relied upon copies of the following documents: (1) the Registration Statement, (2) the Amendment, (3) the Company's Certificate of Incorporation, (3) the Company’s Bylaws, (4) the Plan, and (5) such other documents and instruments that we have deemed necessary for the expression of the opinions contained herein. In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all copies.
As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.
Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company in accordance with the Plan, will be validly issued, fully paid and non-assessable.
This opinion is rendered solely in connection with the transactions covered hereby, is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein.
Our opinion expressed herein is specifically limited to the laws of the State of Delaware and the federal securities laws of the United States of America and is as of the date hereof. We assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.
Very truly yours,
/s/ Greenberg Traurig, P.A.

Greenberg Traurig, P.A. | Attorneys at Law
www.gtlaw.com